NANOSENSORS, INC.

FOR RELEASE TUESDAY, AUGUST 8, 2006 AT 4:00 PM EAST COAST TIME

NanoSensors Enters Into Employment Agreements
With Dr. Ted Wong and Mr. Joshua Moser

Santa Clara, California, August 8, 2006 - NanoSensors Inc. (OTCBB: NNSR.OB), a nanotechnology development company that develops instruments and sensors to detect explosives, chemical and biological agents announced today that it has entered into three-year employment agreements with Dr. Ted Wong, its Chief Executive Officer and Joshua Moser, its newly appointed Vice President - Chief Operating Officer.

Dr. Wong is a founder and the CEO of the Company and Mr. Moser has been engaged as a consultant to the Company since November 2005. During this time Dr. Wong and Mr. Moser developed a new business plan for the Company and worked closely on closing the Company’s recent private placement.

“By entering into these agreements, the Company has decided to give our two key people a strong vote of confidence and to endorse their plans to aggressively pursue key technology licenses and business developments” said Robert Baron, the member of the Company’s Board of Directors who was responsible for negotiating these agreements on the Company’s behalf. “We feel that the compensation packages provided for by these agreements fairly reward these two individuals for their efforts to date as well as properly incentives them to execute on the Company’s business plan” added Mr. Baron.

Dr. Wong is a founder of the Company and has been its Chief Executive Officer and a director since its inception in December 2003. Dr. Wong has over thirty years of U.S. and international business experience spanning the operational functions of research and development, sales, finance, and general business. Dr. Wong holds a B.S. and a Ph.D. in Chemical Engineering from the University of Utah.

Mr. Moser has extensive experience in finance, restructuring and operating troubled companies and managing assets in the technology, manufacturing and service industries. Prior to working with NanoSensors, from September 1999 to October 2000, Mr. Moser was the Director of Business Development at GCN, Inc., an online market research company. From October 2000 to September 2002, Mr. Moser was a research analyst at Tufan, Inc., where he analyzed and managed investments in privately-held software, semiconductor and technology service companies. From September 2002 through February 2005, Mr. Moser was employed as a Vice President with Sherwood Partners, Inc., a business and financial advisory consulting firm that assists commercial lending institutions and venture capital firms in managing and structuring corporate turnarounds. Thereafter, Mr. Moser has been providing management consulting services, including serving as Interim Chief Financial Officer at Chuckwalla, Inc., a privately-held software company. Mr. Moser is 35 years of age and graduated from Denison University in 1994 with a B.A. in History.

About NanoSensors, Inc.
NanoSensors, Inc. (www.nanosensorsinc.net) was incorporated in December, 2003 and is a nanotechnology development company based in Santa Clara, California. The Company's principal business is the development, manufacturing and marketing of sensors and instruments to detect explosive (X), chemical (C) and biological (B) agents ("XCB"), along with the management of intellectual property derived there from that will enable NanoSensors to create nanoscale devices.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT
Dr. Ted Wong, CEO
(408) 855-0051
tlwongusa@yahoo.com
www.nanosensorsinc.net